EXHIBIT 10.55











                   MOTHER'S CAKE & COOKIE CO.

                      AMENDED AND RESTATED
                          SUPPLEMENTAL
                    LONG TERM INCENTIVE PLAN


MOTHER'S CAKE & COOKIE CO.
AMENDED AND RESTATED SUPPLEMENTAL LONG TERM INCENTIVE PLAN


     Section 1. Purpose. The purpose of the Mother's Cake & Cookie Co. Supplemental Long Term Incentive Plan is to promote the interests of Mother's Cake & Cookie Co. and Specialty Foods Corporation, its parent corporation, by attracting, incenting and rewarding certain key executives of Mother's Cake & Cookie Co. to: (a) create economic value; (b) focus management's attention on overall corporate performance and thereby promote cooperation and teamwork among management; and (c) provide executives with a direct economic interest in the attainment of long term business objectives. This Plan supersedes the Mother's Cake & Cookie Co. Supplemental Long Term Incentive Plan effective October 31, 1997 and the Mother's Cake and Cookie Co. Supplemental Long Term Incentive Plan for the President and Chief Executive Officer effective as of June 30, 1997 pursuant to Section 8 of such plans as a result of the acquisition of Archway Cookies, L.L.C.

     Section 2.     Definitions.  As used in this Plan,
capitalized terms shall have the meanings set forth below:

          (a) "Board of Directors" shall mean the board of directors of SFC, as in place from time to time.

          (b) "Change of Control" shall mean a sale or transfer of all of the outstanding stock of Holdings or the Company or substantially all of the assets of Holdings or the Company to an unaffiliated entity.

          (c) "Change of Control Payment" shall mean a payment to be made to a Participant in accordance with Section 4(a).

          (d)  "Company" shall mean Mother's Cake & Cookie Co., a
California corporation and its subsidiaries, including Archway
Cookies, L.L.C., a Delaware limited liability corporation.

          (e)  "Effective Date" shall mean March 15, 1999.

          (f) "EBITDA" shall mean the amount determined on a consolidated basis for Holdings and the Company (as reflected on the consolidated financial statements of Holdings and the Company) for the Measuring Fiscal Year equal to the consolidated
(i) income from operations, plus (ii) depreciation of its property, plant and equipment and amortization of intangible assets of Holdings and the Company.

          (g)  "Employee" shall mean an employee of the Company.

          (h)  "Fair Market Value" shall mean:

                              (i)  In the event of
                    a potential Change of Control
                    Payment, the aggregate net
                    cash proceeds received by
                    Holdings, the Company and/or
                    SFC (and its subsidiaries)
                    (after deducting all
                    transaction fees and expenses
                    incurred by Holdings, the
                    Company and/or SFC in
                    connection with such Change of
                    Control); and

                              (ii) In the event of
                    a potential Terminal Value
                    Payment, the Fair Market Value
                    of Holdings and the Company,
                    as of the Terminal Value
                    Measurement Date, as
                    determined by multiplying the
                    EBITDA of the Measuring Fiscal
                    Year by a factor of nine and a
                    half (9.5).  By way of
                    example, if the EBITDA of the
                    Measuring Fiscal Year equaled
                    $25.0 million, the Fair Market
                    Value would equal $237.5
                    million.

          (i)  "Fiscal Year" shall mean the calendar year ending
December 31, whether or not such period is the fiscal year end of Holdings and the Company.

          (j)  "Holdings" shall mean MCC-DSD Holdings, Inc., a
Delaware corporation and the parent corporation of the Company.

          (k) "Measuring Fiscal Year" shall mean the Fiscal Year of Holdings and the Company ending December, 2000.

          (l) "Participant" shall mean an Employee designated by the Board of Directors to participate in the Plan.

          (m) "Participant Award" shall mean an award granted by the Board of Directors to a Participant pursuant to Section 3 of a specified Participation Rate, as evidenced by the issuance of a Participant Award Agreement by the Company in favor of the Participant.

          (n) "Participant Award Agreement" shall mean an agreement in the form of Exhibit A.

          (o) "Participation Rate" shall mean, with respect to any Participant, the Threshold Participation Rate, if any, plus the Value Increase Participation Rate awarded to such Participant pursuant to his or her Participant Award.

          (p)  "Plan" shall mean the Mother's Cake & Cookie Co.
Supplemental Long Term Incentive Plan, as may be amended from time to time.

          (q) "SFC" shall mean Specialty Foods Corporation, the parent corporation of Holdings and the Company.

          (r)  "Terminal Value Measuring Date" shall mean December 31,
               2000.

          (s) "Terminal Value Payment" shall mean a payment to be made to a Participant in accordance with Section 4(b).

          (t) "Threshold Participation Rate" shall mean, with respect to any Participant, the percentage of the Threshold
Amount, if any, granted to such Participant pursuant to his or her Participant Award.

          (u) "Threshold Value" shall mean an amount equal to $216 million.

          (v) "Value Increase Participation Rate" shall mean, with respect to any Participant, the percentage of the Value
Increase Amount granted to such Participant pursuant to his or her Participant Award.

          (w)  "Value Increase Amount" shall mean:

                              (i)  In determining
                    the amount of a Change of
                    Control Payment, an amount
                    equal to the Fair Market Value
                    as determined in connection
                    with such Change of Control
                    minus the Threshold Value; or

                              (ii) In determining
                    the amount of a Terminal Value
                    Payment, an amount equal to
                    the Fair Market Value as
                    determined at the Terminal
                    Value Measurement Date minus
                    the Threshold Value.

     Section 3. Eligibility. Participants in the Plan shall be designated by the Board of Directors (provided that such Authority may be designated to SFC and by SFC to the Company) and shall consist of those Employees (whether or not employed on the Effective Date) who, in the sole discretion of the Board of Directors, have the potential to make a significant impact on the financial results of Holdings and the Company. The Board of Directors' designation of an Employee as a Participant and the grant of a Participation Award to a Participant shall be evidenced by an instrument or instruments in the form of the Participant Award Agreement. Participation Awards previously granted to Participants which have been forfeited pursuant to
Section 6 due to termination of employment may be regranted to other Participants. There is no minimum or maximum number of Participant Awards that may be granted to a Participant.

     Section 4.     Awards.

          (a) Change of Control Payment. In the event of a Change of Control, each Participant that has received a Participant Award shall become entitled to receive an amount equal to such Participant's Threshold Participation Rate, if any, multiplied by the Threshold Amount plus such Participant's Value Increase Participation Rate multiplied by the Value Increase Amount (as determined in connection with such Change of Control). Such amounts shall be paid in accordance with Section 5(a).

          (b) Terminal Value Payment. In the event that a Change of Control has not occurred prior to June 1, 2001, each Participant that has received a Participant Award shall become entitled to receive an amount equal to such Participant's Threshold Participation Rate, if any, multiplied by the Threshold Amount plus such Participant's Value Increase Participation Rate multiplied by the Value Increase Amount (as determined as of the Terminal Value Measurement Date). Such amounts shall be paid in accordance with Section 5(b).

          (c) Offset for Deferred Bonus Payments. The amount of each Participant Award shall be reduced by the amount of any retention bonus payments under the 1999-2000 Retention Bonus Plan made to each such Participant by the Company or SFC if so specified in such Participant's award.

     Section 5.     Time and Form of Award Payments.

          (a) Timing of Payment; Change in Control. Awards payable under the Plan as a result of a Change in Control shall be paid to Participants by the Company no later than ninety (90) days following the occurrence of such Change of Control.

          (b)  Timing of Payment; Terminal Value Payment Date.
Awards payable under the Plan in the event a Change of Control has not occurred by June 1, 2001 shall be paid to Participants by the Company in one installment to be paid on June 1, 2001.

          (c) Eligibility. Except as set forth in Section 6 below, a Participant must be an Employee at the time a payment is due in order to receive such payment.

          (d) Method of Payment. All awards shall be paid in cash, without interest thereon.

          (e) Termination of Plan Upon Payment. Participants shall be entitled to not more than one payment under this Plan. Upon a Change of Control Payment or Terminal Value Payment, this Plan shall terminate and shall be of no further force or effect.

     Section 6.     Termination of Employment.

          (a) Change of Control. To receive a Change of Control Payment, a Participant must remain employed by the Company through the occurrence of a Change of Control and for a period of ninety (90) days thereafter, unless following such Change of Control but prior to the end of such ninety (90) day period, the Participant dies or becomes disabled (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) or is terminated by the Company or its successor for any reason other than cause, in which case such Participant (or his beneficiary) shall be paid in accordance with the terms of the Plan.

          (b) Terminal Value Payment. To receive a Terminal Value Payment, a Participant must remain employed by the Company through June 1, 2001.

     Section 7. Administration. The Plan shall be administered by the Board of Directors. The Board may establish rules and regulations for the administration of the Plan, impose conditions with respect to competitive employment or other activities with respect to any such awards, and establish the written form to be used to evidence such awards. The Board of Directors shall have full authority to construe and interpret the terms and provisions of the Plan, to adopt, alter, waive and repeal such administrative rules, guidelines and practices governing the Plan and to perform all acts, including delegation of its responsibilities, as it shall, from time to time, deem advisable, and to otherwise supervise the administration of the Plan. All such rules, regulations and interpretations relating to the Plan which are adopted by the Board of Directors shall be conclusive and binding on all parties. The Board of Directors may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award granted hereunder, in the manner and to the extent it shall deem necessary to carry the Plan into effect. No member of the Board of Directors or any person or committee to whom responsibilities are delegated shall be liable for any action or determination made in good faith with respect to the Plan.

     Section 8. Adjustments. In the event of any acquisition, divestiture or other corporate transaction of any kind involving the Company or its subsidiaries (which does not constitute a Change of Control) which the Committee, in its sole discretion, reasonably determines to be of such a kind or nature as to make appropriate an amendment or adjustment to the Plan or any Participation Awards granted thereunder in order to effectuate the intent and purposes of the Plan, the Committee may, in its sole discretion, make such amendment or adjustment.

     Section 9. Amendments and Termination. The Board of Directors may amend or terminate the Plan at any time; provided, however, that, except as set forth in Section 8, no such amendment or termination shall materially and adversely impair the rights of any Participant hereunder without the written consent of Participants who, as of the time of such amendment or termination, hold the right to receive at least 66% of the total amounts which may then be payable pursuant to all of the Participant Awards which remain outstanding at such time; provided, however, that nothing contained herein shall limit or restrict the discretionary powers granted to the Board of Directors in Sections 1 through 8 hereof.

     Section 10.    Miscellaneous.

          (a) No Right to Awards or Continued Employment. No Employee shall have any claim or right to be granted an award under the Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any Employee any right to be retained in the employ of the Company or any subsidiary or affiliate thereof. Each Employee acknowledges that he or she is an "at-will" employee of the Company. Each Employee further acknowledges that nothing contained herein shall alter such "at-will" employment status.

          (b)  No Rights of a Stockholder.  The receipt of
Participant Awards by a Participant shall not entitle the Participant to vote, to receive dividends or distributions, to audit or review the Company's books and records, or to otherwise act as a stockholder of the Company.

          (c) Unfunded Plan. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

          (d) Taxes/Other Deductions. The Company shall have the right to deduct from all awards paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payments. In addition, the Company shall have the right to deduct from all awards paid under the Plan to a Participant any amounts owed by such Participants to the arbitrator pursuant to the provisions of Section 2(h).

          (e) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits to which a Participant may be entitled under any bonus, pension, profit sharing, group insurance or other compensation or benefit plan, program or arrangement of the Company or any of its affiliations.

          (f) Nontransferability. No award made hereunder may be assigned, pledged or transferred, except, in the event of death of a Participant, by will or the laws of descent and distribution, and any attempt to assign, pledge or transfer such rights shall be void. Any payments required under the Plan during a Participant's lifetime shall be made only to the Participant. In the event any conflicting demands are made upon the Company with respect to any payments due as a result of this Plan, provided that the Company shall not have received prior written notice that said conflicting demands have been finally settled by court adjudication, arbitration, joint order or otherwise, the Company may pay to the Participant any and all amounts it determines to be due hereunder and thereupon the Company shall be fully relieved and discharged of any further duties or liabilities under the Plan with respect to such payment.

          (g) Governing Law/Jurisdiction. This Plan shall be governed by, and construed in accordance with, the laws of the State of Illinois applicable to agreements made and to be performed entirely within such State (without regard to any conflict of law provisions that might indicate the applicability of any other laws). SFC, the Company and each Participant who is granted a Participant Award (as a condition to such grant) hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Illinois and of the United States of America located in the City of Chicago for any actions, suits or proceedings arising out of or relating to the Plan and agrees not to commence any action, suit or proceeding relating hereto except in such courts. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising under the Plan in the courts of the State of Illinois or the United States of America located in the City of Chicago, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
          (h) Expenses. The Company shall bear all expenses incurred in connection with the administration of the Plan, but shall not be responsible for taxes or other expenses incurred by the Participants.

          (i) Entire Agreement. This Plan and the Exhibit A applicable to each Participant set forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersede all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any illegal representation, promise of inducement not so set forth.

     Section 11. Effective Date. Subject to the approval of the Board of Directors, this Plan shall become effective as of March 15, 1999.

EXHIBIT A


Date of Grant:
Participant:
Participation Rate:
Control Number:

MOTHER'S CAKE & COOKIE CO.
SUPPLEMENTAL LONG TERM INCENTIVE PLAN


     PARTICIPATION AWARD AGREEMENT dated as of March __,
1999 by and between MOTHER'S CAKE & COOKIE CO., a California corporation (the "Company"), and ______________________ (the
"Participant").

     All words and phrases not otherwise expressly defined herein shall have the same meanings as are ascribed to such words and phrases in the Mother's Cake & Cookie Co.
Supplemental Long Term Incentive Plan (the "Plan").

     The Board of Directors has determined that the objectives of the Plan will be furthered by granting to the Participant Participation Units in the Plan.

     In consideration of the foregoing and of the mutual undertakings set forth in this Agreement, the Company and the Participant agree as follows:

     Section 1 Grant of Participation Unit. Subject to the provisions of the Plan and this Agreement, the Company hereby grants to the Participant a [Threshold Participation Rate and a] Value Increase Participation Rate under the Plan equal to [the sum of] the following:
                    [a.  an amount equal to________ percent
               (__%) of the Threshold Value (the "Threshold
               Participation Rate"); plus

                    b.]  an amount equal to _______ percent
               (__%) of the Value Increase Amount (the
               "Value Increase Participation Rate").

[Only to the extent applicable, as determined by the Board in its discretion: Notwithstanding anything herein to the contrary, the amount of an award payable to a Participant under this Plan shall be reduced by the amount of any payments made under the 1999-2000 Retention Bonus Program to such Participant by the Company or SFC.]

     Section 2 Plan Provisions to Prevail. This Agreement shall be subject to all of the terms and provisions of the Plan, which are incorporated hereby and made a part hereof. In the event there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

     Section 3  Participant's Acknowledgments.  The
Participant agrees and acknowledges that he has received and read a copy of the Plan, and accepts this grant upon all of the terms thereof.

     Section 4 Non-Transferability. No grant to the Participant under the Plan shall be assignable or transferable by the Participant (whether by operation of law or otherwise and whether voluntarily or involuntarily), other than by will or by the laws of descent and distribution. During the lifetime of the Participant, all rights granted to the Participant under the Plan shall be exercisable only by the Participant.

     Section 5 Notices. Any notice to be given to SFC hereunder shall be in writing and shall be addressed to Specialty Foods Corporation, 520 Lake Cook Road, Deerfield, IL 60015, Attention: Vice President and General Counsel or at such other address as SFC may hereafter designate to the Participant by notice as provided herein. Any notice to be given to Mother's hereunder shall be in writing and shall be addressed to Mother's Cake & Cookie Co., 810 81st Avenue, Oakland, CA 94621, Attention: Vice President - Human Resources. Any notice to be given to the Participant hereunder shall be addressed to the Participant at the address of the Participant's principal place of employment or at such other address as the Participant may hereafter designate to SFC by notice as provided herein. Notices hereunder shall be deemed to have been duly given when received by personal delivery or by registered or certified mail to the party entitled to receive the same.

     Section 6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent set forth in the Plan, the heirs and personal representatives of the Participant.

     Section 7 Modifications to Agreement. This Agreement may not be altered, modified, changed or discharged, except by a writing signed by or on behalf of both the Company and the Participant.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.
                              MOTHER'S CAKE, & COOKIE CO.,
                              a California corporation


                              By:     /s/ Patrick O'Dea
                              Name:     Patrick O'Dea
                              Title:    President and Chief
                              Executive Officer
Agreed to and Accepted:


Participant